Exhibit 10.1

FIRST COMMONWEALTH FINANCIAL CORPORATION

DIRECTOR FEE STOCK PLAN

1.	Name and Purpose.

(a) This plan shall be known as the First Commonwealth Financial Corporation Director Fee Stock Plan (the “Plan”). This Plan is adopted by the Executive Compensation Committee (“Committee”) of the Board of Directors of First Commonwealth Financial Corporation (the “Company”) pursuant to the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”) and shall be subject to the terms and conditions of the Master Plan. Each capitalized term that is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

(b) The purpose of this Plan is to enable Directors of the Company, at their election, to acquire shares of Common Stock, if and to the extent elected by them, in payment of all or a portion of their annual retainer.

2.	Administration.

The Plan shall be administered by the Committee. The Committee shall, subject to the applicable provisions of the Plan and the Master Plan, have full authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to prepare forms to use with respect to the Plan, and to make all determinations necessary or advisable for the administration of the Plan. The Committee’s determination as to any matter relating to the interpretation of the Plan shall be conclusive on all persons.

3.	Eligible Participants.

For purposes of the Plan, a “Director” refers to, as of any date, a person who is serving as a director of First Commonwealth Financial Corporation who is not an employee of the Company or any Subsidiary.

4.	Director Fee Elections.

(a) Each Director currently receives an annual cash retainer that is payable in four equal quarterly installments in January, April, July and October of each year. Beginning with the installment of the 2009 annual retainer that is payable in July 2009, and for each quarterly installment thereafter (each, a “Retainer Payment”), each Director may elect to receive his or her Retainer Payment in cash or in shares of Common Stock as provided in paragraph (b) below. That election must be made in writing using an election form approved by the Committee and may be made for a specified Retainer Payment or for all future Retainer Payments until the Director makes a subsequent election to change the manner of payment. In order to be effective for a particular Retainer Payment, the election must be received not later than 30 days prior to the scheduled payment date for the Retainer Payment. If a Director does not make an election, his or her Retainer Payments will be paid in cash.

(b) For each Retainer Payment that a Director elects to receive in shares of Common Stock, the Director will receive a number of shares of Common Stock determined by dividing (x) the amount of the Retainer Payment by (y) the Fair Market Value of a share of Common Stock as of the date preceding the date on which the Retainer Payment is to be paid (which generally occurs on the date of the regular quarterly meeting of the Board of Directors). The shares of Common Stock issued pursuant to this Plan shall not be subject to transfer restrictions or other Vesting Conditions.

5.	Miscellaneous Provisions.

(a) The Company shall have the right to withhold from any amounts payable to any Director by the Company in respect of a Retainer Payment an amount sufficient to satisfy federal, state, and local withholding tax requirements (if any) that may apply with respect to such Retainer Payment.

(b) The Committee may amend, suspend, or terminate this Plan at any time.

(c) This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent such laws are superseded by the federal laws of the United States.